Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 24th day of August 2021 (the “Effective Date”), by and between ORBSAT CORP, a Nevada corporation with offices at 18851 N.E. 29th Ave, Suite 700, Aventura, FL 33180 (the “Corporation”), and DOUGLAS S. ELLENOFF (the “Mr. Ellenoff”), under the following circumstances:

RECITALS:

A. The Corporation desires to employ Mr. Ellenoff to provide the services of Mr. Ellenoff upon the terms and conditions hereinafter set forth; and

B. Mr. Ellenoff desires to be employed by the Corporation and to serve as a director of the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

1. Employment. The Corporation hereby employs Mr. Ellenoff, and Mr. Ellenoff hereby accepts the employment by the Corporation, subject to the terms and conditions set forth in this Agreement. The Corporation hereby employs Mr. Ellenoff, and Mr. Ellenoff hereby agrees to be employed by the Corporation, for the period and subject to the terms and conditions set forth herein. In performance of the employment pursuant to this Agreement, neither party will be deemed to have created a partnership, or joint venture with the other. The services to be provided by Mr. Ellenoff do not include the provision of legal advice.

2. Duties. Mr. Ellenoff shall serve as Vice Chairman of the Board and Chief Business Development Strategist of the Corporation, with such duties, responsibilities, and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Board of Directors (the “Board”) of the Corporation. Mr. Ellenoff shall also be appointed to serve as a member of the Corporation’s Board within five (5) business days of the execution of this Agreement. During the term of Mr. Ellenoff’s service as Chief Development Strategist, the Board shall nominate and renominate Mr. Ellenoff to be re-elected to the Board. During the Term (as defined in Section 3), Mr. Ellenoff shall devote such time and effort as he believes is necessary to the performance of his duties hereunder. Mr. Ellenoff, and his law firm, Ellenoff Grossman & Schole LLP, are not being engaged to provide legal services to the Corporation. This Agreement shall impose no restriction upon the amount of time Mr. Ellenoff devotes to the conduct of other business affairs (including without limitation Mr. Ellenoff’s fulfillment of his obligations as a partner of the law firm of Ellenoff Grossman & Schole LLP) and charitable, professional, and investment activities. Mr. Ellenoff shall notify Corporation of any physical, mental or emotional incapacity resulting from injury, sickness or disease that materially affects Mr. Ellenoff’s ability to carry out the duties and responsibilities of his position. The Corporation shall keep such information confidential and use it solely for purposes of this Agreement.

3. Term of Employment. The term of Mr. Ellenoff’s employment hereunder, unless sooner terminated as provided herein (the “Term”), shall be for a period of three (3) years from the date hereof.

4. Compensation of Mr. Ellenoff.

(a) Restricted Stock. In consideration for his service as a member of the Board of Directors of the Corporation, Mr. Ellenoff shall receive a Restricted Stock Award (the “RSA”) of forty thousand (40,000) shares of the Corporation’s Common Stock within five (5) business days of the time of execution of this Agreement, and an RSA of twenty thousand (20,000) shares of the Corporation’s Common Stock on each succeeding annual anniversary of the execution of this Agreement provided that Mr. Ellenoff served on the Board of Directors of the Corporation at any time during the prior year. Such RSAs shall be fully vested upon issuance, and shall be issued outside of any existing equity, option or incentive plan of the Corporation. The Corporation at its sole expense shall make provision for the registration of the reoffer and resale by Mr. Ellenoff of the securities granted to Mr. Ellenoff pursuant to the RSA.

(b) Cash Compensation. Mr. Ellenoff shall not be entitled to receive any cash compensation.

(c) Stock Options.

(i) In consideration of his services as Chief Business Development Strategist, within five (5) business days of the date of execution of this Agreement, Mr. Ellenoff will receive options (the “Options”) to purchase a total of one million five hundred thousand (1,500,000) shares of the Corporation’s Common Stock (“Shares”); the Options shall be issued outside of any existing equity, option, or incentive plan of the Corporation.

(ii) The exercise price of the Options shall be $5.35 (Five Dollars and Thirty-Five Cents) per share; the Options shall be immediately exercisable upon vesting; and the Options shall terminate on the fifth anniversary of the date the Options vest, unless sooner terminated pursuant to the terms of this Agreement.

(iii) The Options to purchase the 1,500,000 Shares shall vest as follows:

(A) Options to purchase three hundred thousand (300,000) shares shall vest immediately upon issuance; thereafter, Options to purchase an additional one hundred fifty thousand (150,000) shares shall vest on each of the next three annual anniversaries of the Effective Date, provided that this Agreement remains in full force and effect as of such dates.

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(B) Options to purchase 750,000 Shares shall vest at the rate of 250,000 per year on each of the first three anniversaries of the Effective Date if the following vesting conditions were satisfied during the prior year: Mr. Ellenoff shall have introduced the Corporation to twelve (12) or more potential Business Transactions (defined below) intended to expand the business of the Corporation during the preceding year, one of which the Chief Executive Officer (“CEO”) determined was sufficiently of interest to the Corporation to cause an in person or virtual meeting with the relevant parties. Potential Business Transactions could consist of US-based or international license, distribution, joint venture, partnership, acquisition, merger, asset purchase, or capital stock exchange, opportunities. Notwithstanding the requirements stated above, should the CEO believe that Mr. Ellenoff has provided sufficient other benefits and value to the Company, the CEO may, in his sole and absolute discretion, waive the requirements in any given year and Mr. Ellenoff will be fully entitled to the vesting of Options for such period.

(C) All Options shall vest immediately upon a Change in Control (as defined in this Agreement).

(iv) Mr. Ellenoff shall be entitled to cashless exercise of his Options. Specifically, the exercise price shall be paid to the Corporation by means of the Corporation withholding: (A) the number of Shares necessary to pay the exercise price of the Options; and (B) the number of Shares Mr. Ellenoff authorizes in writing for the Corporation to withhold for purposes of income taxes Mr. Ellenoff may owe as a result of exercising his Options. The Corporation shall pay to the U.S. Internal Revenue Service and New York Division of Revenue the value of such withheld shares in accordance with, and within the times required by, the Internal Revenue Code and applicable regulations.

(v) The Corporation at its sole expense shall make provision for the immediate registration of, reoffer, and resale by Mr. Ellenoff of the Shares issuable to him upon exercise of the Options in accordance with the registration rights agreement annexed hereto as Exhibit “A.”

(vi) The Options shall be subject to a standard weighted average anti-dilution provision and any Option award agreement shall contain such a provision.

(d) Reimbursement of Expenses. The Corporation shall pay or reimburse Mr. Ellenoff for all reasonable out-of-pocket expenses actually incurred or paid by Mr. Ellenoff in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses which may be modified from time to time without notice.

(e) Participation In Benefit Plans. Mr. Ellenoff shall be eligible to participate in any stock option or other equity incentive plans of the Corporation and any pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Corporation provides to its senior employees.

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5. Termination.

(a) This Agreement and Mr. Ellenoff’s employment hereunder shall terminate upon the happening of any of the following events:

(i) upon Mr. Ellenoff’s death;

(ii) upon Mr. Ellenoff’s “Total Disability” (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended);

(iii) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv) at Mr. Ellenoff’s option, and for any reason or no reason, upon thirty (30) days prior written notice to the Corporation;

(v) at the Corporation’s option, in the event of an act by Mr. Ellenoff, defined in Section 5(d), below, as constituting “Cause” for termination by the Corporation; or

(vi) at Mr. Ellenoff’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting “Good Reason” for termination by Mr. Ellenoff.

(b) For purposes of this Agreement, the term “Good Reason” shall mean that Mr. Ellenoff has resigned due to (i) any diminution of duties inconsistent with Mr. Ellenoff’s title, authority, duties and responsibilities (including, without limitation, a change in the chain of reporting) including removal of Mr. Ellenoff from the Board; (ii) at any time following the consummation of any Change in Control Transaction (as defined below); or (vi) any material violation by the Corporation of its obligations under this Agreement that is not cured within thirty (30) days after receipt of written notice thereof from Mr. Ellenoff. For purposes of this Agreement, the term “Change in Control Transaction” means the sale of the Corporation or its predecessor to an un-affiliated person or entity or group of un-affiliated persons or entities pursuant to which such party or parties acquire (i) shares of capital stock of the Corporation representing at least fifty percent (50%) of outstanding capital stock or sufficient to elect a majority of the Board of the Corporation (whether by merger, consolidation, sale or transfer of shares (other than a merger where the Corporation is the surviving corporation and the shareholders and directors of the Corporation prior to the merger constitute a majority of the shareholders and directors, respectively, of the surviving corporation (or its parent)) or (ii) all or substantially all of the Corporation’s assets determined on a consolidated basis.

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(c) For purposes of this Agreement, the term “Cause” shall mean:

(i) conviction with no available appeal of a felony or a crime involving fraud or moral turpitude; or

(ii) conviction with no available appeal or admission of theft, material act of dishonesty or fraud, intentional falsification of any employment or Corporation records, or commission of any criminal act which impairs Mr. Ellenoff’s ability to perform appropriate employment duties for the Corporation; or

(iii) intentional or reckless conduct or gross negligence materially harmful to the Corporation or the successor to the Corporation as reasonably determined by a majority of the independent directors of the Board after a Change in Control Transaction, including violation of a non-competition or confidentiality agreement; or

(iv) any material breach of this Agreement by Mr. Ellenoff, which breach, if curable, is not cured within fifteen (15) days after written notice to Mr. Ellenoff of such breach.

6. Effects of Termination.

(a) Upon termination of Mr. Ellenoff’s employment pursuant to Section 5(a)(i), (ii), (iii), or (iv) or (v) in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, Mr. Ellenoff or his estate or beneficiaries, as applicable, shall be entitled to receive any RSAs and Options earned and/or vested through the such date; all other RSAs and Options shall immediately terminate.

(b) Upon termination of Mr. Ellenoff’s employment pursuant to Section 5(a)(vi), in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, Mr. Ellenoff shall be entitled to receive any RSAs and Options provided for under this Agreement; any RSAs and Options that previously had not been vested shall immediately vest, and any RSAs or Options contemplated by the Agreement that had not yet been issued to Mr. Ellenoff shall be promptly issued by the Corporation.

(c) In no event shall Mr. Ellenoff be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Mr. Ellenoff under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether Mr. Ellenoff obtains other employment.

(d) Upon Mr. Ellenoff’s termination of his employment with the Corporation, Mr. Ellenoff agrees to fully cooperate in all matters relating to the winding up or pending work on behalf of the Corporation. Mr. Ellenoff further agrees that he will provide, upon reasonable notice, such information and assistance to the Corporation as may reasonably be requested by the Corporation in connection with any audit, governmental investigation, litigation, or other dispute in which the Corporation is or may become a party and as to which Mr. Ellenoff has knowledge; provided, however, that (i) the Corporation agrees to reimburse Mr. Ellenoff for any related out-of-pocket expenses, including travel expenses, and (ii) any such assistance may not unreasonably interfere with Mr. Ellenoff’s then current employment.

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7. Disclosure of Confidential Information.

(a) Mr. Ellenoff recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, and Mr. Ellenoff shall keep such information confidential unless such information (i) is in or has becomes part of the public domain, (ii) became known to others through no fault of Mr. Ellenoff (iii) was disclosed by a third party who has an independent right to such information prior to the date of this Agreement or (iv) was available to Mr. Ellenoff prior to this Agreement on a non-confidential basis from a party not bound by a confidentiality agreement with the Corporation. Mr. Ellenoff acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, Mr. Ellenoff will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any Confidential Information acquired by Mr. Ellenoff during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain, except as required by law (but only after Mr. Ellenoff has provided the Corporation with reasonable notice and opportunity to take action against any legally required disclosure. The provisions of this Section 7 shall survive the termination of Mr. Ellenoff’s employment hereunder.

(b) In accordance with the (U.S.) Defend Trade Secrets Act, Company hereby provides to Mr. Ellenoff the following notice of immunity protection available thereunder: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.”

(c) Mr. Ellenoff affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Corporation or its subsidiaries.

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(d) In the event that Mr. Ellenoff’s employment with the Corporation terminates for any reason, and Mr. Ellenoff does not remain on the Board, Mr. Ellenoff shall deliver forthwith to the Corporation any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Mr. Ellenoff shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Corporation.

8. Non-Solicitation.

(a) Mr. Ellenoff agrees and acknowledges that the Confidential Information that Mr. Ellenoff has already received and will receive is valuable to the Corporation and that its protection and maintenance constitutes a legitimate business interest of the Corporation, to be protected by the non-solicitation restrictions set forth herein. Mr. Ellenoff agrees and acknowledges that the non-solicitation restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on Mr. Ellenoff. Mr. Ellenoff also acknowledges that the Corporation’s business is conducted worldwide (the “Territory”), and that the Territory, scope of prohibited solicitation, and time duration set forth in the non-solicitation restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Corporation, its affiliates and/or its clients or customers. The provisions of this Section 8 shall survive the termination of Mr. Ellenoff’s employment hereunder for a period of 3 months after the termination of Mr. Ellenoff’s employment for whatever reason, and regardless of whether the termination is voluntary or involuntary, within the Territory.

(b) Mr. Ellenoff hereby agrees and covenants that he shall not without the prior written consent of the Corporation, during the Term and for a period of one (1) year after the termination of Mr. Ellenoff’s employment for whatever reason, and regardless whether the termination in voluntary or involuntary, within the Territory:

(i) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Corporation to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Corporation;

(ii) Attempt in any manner to solicit or accept from any customer of the Corporation, with whom Mr. Ellenoff had significant contact during Mr. Ellenoff’s employment by the Corporation (whether under this Agreement or otherwise), business competitive with the Business done by the Corporation with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done with the Corporation, or if any such customer elects to move its business to a person other than the Corporation, provide any services of the kind or competitive with the Business of the Corporation for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the Business of the Corporation; provided that the foregoing prohibition shall not apply to any customer introduced to the Corporation by Mr. Ellenoff; or

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(iii) Interfere with any relationship, contractual or otherwise, between the Corporation and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Corporation, for the purpose of soliciting such other party to discontinue or reduce its business with the Corporation for the purpose of competing with the Business of the Corporation;

With respect to the activities described in Paragraphs (i), (ii), and (iii) above, the restrictions of this Section 8 shall continue during the Term and, upon termination of Mr. Ellenoff’s employment, for a period of one (1) year thereafter.

(v) The Corporation acknowledges that Mr. Ellenoff has, or throughout the Term may have, commitments and business activities not related to the Corporation. In this regard, there shall be no restriction on Mr. Ellenoff’s ability to fulfill such commitments or to engage in such business activities.

9. Federal, State and Local Income and Payroll Taxes. Mr. Ellenoff shall receive an IRS Form W-2 from the Corporation. Federal, state, and local income tax and payroll tax shall be withheld by the Corporation from any compensation paid to Mr. Ellenoff, and paid on behalf of Mr. Ellenoff, to the appropriate tax authorities.

10. Personal Nature of Agreement. Unless otherwise agreed to by the Corporation and Mr. Ellenoff, all of the services hereunder shall be performed by Mr. Ellenoff. This Agreement shall terminate upon the death of Mr. Ellenoff, or the incapacity or disability of Mr. Ellenoff, which substantially affects his ability to act in his performance of the services contemplated hereunder. Neither this Agreement nor any duties or obligations hereunder shall be assignable or subcontracted by Mr. Ellenoff.

11. Indemnification/Insurance.

(a) The Corporation shall indemnify, hold harmless Mr. Ellenoff and advance to Mr. Ellenoff costs and expenses of defense, including reasonable attorneys’ fees, to the fullest extent allowed under Nevada law relating to his service as a member of the Board of Directors and his employment as the Chief Business Development Strategist. The Corporation and Mr. Ellenoff will enter into a separate Indemnification Agreement annexed hereto as Exhibit “B.” Mr. Ellenoff’s rights under such Indemnification Agreement shall be in addition to, and not in derogation of, his rights to indemnification under the Corporation’s articles of incorporation and bylaws, any statute, and the common law. The Corporation agrees not to take any action that may limit the rights of indemnification and advancement of expenses available to Mr. Ellenoff in the future. In the event Mr. Ellenoff is required to threaten or initiate legal action for the purpose of enforcing rights to advancement of expenses or indemnification he shall be entitled to recover his reasonable attorneys’ fees related to such action and to his costs, if he prevails in such action.

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(b) During the term of Mr. Ellenoff’s service as an employee or a board member, whichever is longer, and for a period for a period of six years after the later of the end of his employment relationship or his board service, the Company, or any successor to the Company resulting from a Change in Control, shall keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to Executive in the amount of at least $5,000,000 (Five Million Dollars) or, if in a greater amount, to the extent that Company provides such coverage for any senior executive or director. Mr. Ellenoff, in his role as an employee, shall be named as an additional insured on the Corporation’s directors’ and officers’ insurance policy.

12. Survival. The provisions of Sections 4, 5, 6, 7, 8, 9, and 13 will survive the termination of this Agreement.

13. Miscellaneous.

(a) Mr. Ellenoff acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Mr. Ellenoff agrees that any breach or threatened breach by him of Sections 7 or 8 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Mr. Ellenoff hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b) Neither Mr. Ellenoff nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other party.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Mr. Ellenoff’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between Mr. Ellenoff and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

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(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g., Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Florida.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above. Electronic, PDF and facsimile signatures shall constitute original signatures.

(i) In the event of litigation or arbitration arising out of this Agreement, the prevailing party shall be entitled to the award of reasonable attorney and paralegal fees and costs at the trial and appellate levels, except that the Corporation shall not be entitled to recover its attorneys’ fees or paralegal fees if it prevails in a legal action brought by Mr. Ellenoff to obtain advance of expenses or indemnification under § 13(a) of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date written above.

ORBSAT CORP

By:	/s/ Charles M. Fernandez
Charles M. Fernandez
Title:	Executive Chairman & Chief Executive Officer

DOUGLAS S. ELLENOFF

/s/ Douglas S. Ellenoff

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